EXHIBIT I

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned (assuming conversion of the Class C Common Shares held by the undersigned into Class A Common Shares) of the Class A Common Shares, par value $0.01 per share, of BBB Foods Inc., a company limited by shares incorporated under the laws of the British Virgin Islands, will be filed on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  May 12, 2025

QS Management Ltd.

By:	/s/ Rémi Massé
Name:	Rémi Massé
Title:	Director

By:	/s/ Jean-Francois Le Ruyet
Name:	Jean-Francois Le Ruyet
Title:	Director

QS 3B Aggregator Inc.

By:	/s/ Rémi Massé
Name:	Rémi Massé
Title:	Director of QS Management Ltd.

By:	/s/ Jean-Francois Le Ruyet
Name:	Jean-Francois Le Ruyet
Title:	Director of QS Management Ltd.

QS Direct SI 2 S.C.A., SICAR, in liquidation

By:	/s/ Rosalie Bacou
Name:	Rosalie Bacou
Title:	Permanent representative of QS Direct SI 2, itself acting as liquidator

QS Direct SI 2

By:	/s/ Rosalie Bacou
Name:	Rosalie Bacou
Title:	Manager

Quilvest Capital Partners SA

By:	/s/ Alexis Meffre
Name:	Alexis Meffre
Title:	CEO

Bemberg Capital

By:	/s/ Adrien de Boisanger
Name:	Adrien de Boisanger
Title:	Executive Chairman